Exhibit 10.3

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of August 8, 2007 (the “Effective Date”), is entered into by and between Tix Corporation (the “Company”), and Joseph B. Marsh (“Marsh”), an individual. The Company and Marsh are sometimes referred to herein as the “Parties” with reference to the following:

RECITALS

A. Marsh is currently the beneficial owner of 1,589,627 shares of the Common Stock of the Company.

B. Upon consummation of the transactions contemplated by that certain Asset Purchase Agreement among the Company, Exhibit Merchandising LLC (“EM”) and the members of EM dated as of August 6 2007 (the “Purchase Agreement”), Marsh will acquire 1,935,000 shares of common stock of the Company (the “EM Shares”).

C. As a condition to the consummation of the transactions contemplated by the Purchase Agreement, Marsh has agreed to grant voting power to the Company over all of the shares of the Company’s Common Stock now and hereafter beneficially owed by Marsh including the EM Shares (the “Covered Shares”) in order to secure continuity and stability to the policy and management of the Company, which Marsh believes will lead to the continued growth and profitability of the Company and maximize the value of the Covered Shares.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties desire to enter into the Agreement, to provide for the voting of the Covered Shares.

Section 1. TRANSFER OF VOTING RIGHTS.

(a)
VOTING RIGHTS. Both Parties hereby agree that at each meeting of the shareholders of the Company at which a vote of the shareholders will take place and in connection with any action by written consent, the Company, through proxies designated by the Company’s board of directors, will vote (or execute such written consent with respect to, as the case may be) the Covered Shares or will cause such shares or securities to be voted (or such consent to be executed), and will take all other necessary or desirable actions within the Company's control.

(b)
DURATION OF VOTING RIGHTS. The voting rights to be transferred to the Company shall terminate as to specific amounts of the Covered Shares with the sale or transfer of the Covered Shares in accordance with Section 2, and shall terminate as to all Covered Shares on the fourth anniversary of the Effective Date.

Section 2. RESTRICTIONS.

(a)
PUBLIC SALE OR TRANSFER. Marsh shall have the full capacity to effectuate the sale or transfer of the Covered Shares through a public sale provided that such sale is in small blocks not to exceed 50,000 shares per month. Such public sale shall not be encumbered by any voting restrictions and does not require permission to be given by the Company prior to any sale or transfer, unless the sale is for more than 50,000 shares in any given month, in which event the prior consent of the Company shall be required, which may be withheld in his sole and absolute discretion.

(b)
PRIVATE SALE OR TRANSFER. Marsh shall be required to provide notice to and obtain the written permission by the Company prior to any private sale or transfer of the Covered Shares, which permission may be withheld in the Company’s sole and absolute discretion.

Section 3. MISCELLANEOUS

(a)
GOVERNING LAW. The Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles or rules regarding conflicts of laws (to the extent such principles or rules would require the application of the law of another jurisdiction).

(b)
SEVERABILITY. If any provision of the Agreement or portion thereof shall be declared invalid, illegal or unenforceable, such provision or portion thereof shall be severed and all remaining provisions shall continue in full force and effect.

(c)
WAIVER. No waiver of any provision of the Agreement shall be valid unless it is expressed in a written instrument duly executed by the party or parties making such waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of the Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition but the obligation of any party with respect thereto shall continue in full force and effect.

(d)
AMENDMENTS. No amendment, alteration or modification of the Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument executed by each of the Company and Marsh.

(e)
NOTICES. All notices, requests, consents and other communications required or permitted in the Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

(f)	COUNTERPARTS. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(g)	HEADINGS. The headings of the Agreement are for convenience and shall not control or affect the meaning or construction of any provision hereof.

(h)
SPECIFIC PERFORMANCE. Each of the Parties agrees and acknowledges that the other will be irreparably damaged in the event the Agreement is not specifically enforced. Each of the Parties therefore agrees that in the event of a breach of any provision of the Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of the Agreement.

IN WITNESS WHEREOF the undersigned have set their hands as of the above date.

TIX CORPORATION

By
	Name: Mitch Francis Title: President	Joseph B. Marsh